                                  EXHIBIT 12.2
                            AMERICAN EXPRESS COMPANY
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                                       Years Ended December 31,
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                                               2003     2002     2001     2000     1999
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Earnings:
   Pretax income from continuing operations   $4,247   $3,727   $1,596   $3,908   $3,438
   Interest expense                            1,617    1,846    2,888    2,952    2,178
   Other adjustments                             157      174      175      163      151
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Total earnings (a)                            $6,021   $5,747   $4,659   $7,023   $5,767
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Fixed charges:
   Interest expense                           $1,617   $1,846   $2,888   $2,952   $2,178
   Other adjustments                             140      151      170      165      152
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Total fixed charges (b)                       $1,757   $1,997   $3,058   $3,117   $2,330
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Ratio of earnings to fixed charges (a/b)        3.43     2.88     1.52     2.25     2.48
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Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (American Express) and Travel Related Services' cardmember lending activities, which is netted against interest and dividends and cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the earnings computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the fixed charges computation, other adjustments include capitalized interest costs and the interest component of rental expense.